Exhibit 99.1

Longs Drug Stores Revises Management Outlook

For Fourth Quarter Net Income

WALNUT CREEK, CA (February 21, 2006) – Longs Drug Stores Corporation (NYSE:LDG) today announced that it is raising its outlook on net income for the fourth quarter ended January 26, 2006 from $0.47 to $0.53 per diluted share to $0.87 to $0.92 per diluted share.

The change in Longs’ management outlook is the result of a $11.0 million pre-tax gain on the sale of its Lathrop distribution facility, a $6.1 million pre-tax positive actuarial adjustment to its self-insurance reserves for Workers’ Compensation and the continued progress the Company has made on its initiatives.

Longs Drugs will announce its financial results for the fourth quarter and full year ended January 26, 2006 on Wednesday, March 1 after the market close.

Forward-Looking Statements

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements relate to, among other things, net income, and are indicated by such words or phrases as “outlook, projects, expects, estimates, goals, plans,” or similar words or phrases. These statements are based on the Company’s current plans and expectations and involve risks and uncertainties that could cause actual events and results to vary materially from those included in or contemplated by such statements. Risks and uncertainties include, among other things, risks of natural or manmade disasters, changes in applicable law or in the interpretation of applicable law by regulatory agencies or by legal, accounting or other professional advisors, or by the Company, and other factors described from time to time in the Company’s media releases and in its annual, quarterly and other reports filed with the Securities and Exchange Commission. Please refer to such filings for a further discussion of these risks and uncertainties. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release. The Company also cautions readers that the time and/or manner of the scheduled distribution of its fourth quarter Fiscal 2006 and full year Fiscal 2006 performance information, as well as its teleconference and webcast, may change for technical or administrative reasons outside the Company’s control.

About Longs Drug Stores Corporation

Longs Drug Stores Corporation is one of the most recognized retail drug store chains on the West Coast and in Hawaii. Through its 476 stores located in California, Hawaii, Washington, Nevada, Colorado and Oregon, Longs Drug Stores serves the health and well-being needs of consumers through customer-oriented pharmacy services and convenient product offerings that include over-the-counter medications, photo and cosmetics. Headquartered in Walnut Creek, California, Longs also provides pharmacy benefit management (PBM) services through its RxAmerica subsidiary. Additional information about Longs Drug Stores Corporation and its Internet prescription services is available at www.longs.com.